Exhibit 99.1

TOREADOR PROVIDES OPERATIONAL UPDATE: SUCCESSFUL HORIZONTAL WELL IN FRANCE, DEVELOPMENT CONTINUES ON SCHEDULE OFFSHORE TURKEY

•	Charmottes-111H completed as an oil producer
•	South Akcakoca Sub-basin project update; two new development wells underway, re-drills completed

             DALLAS, TEXAS – (January 26, 2006) – Toreador Resources Corporation (Nasdaq:TRGL) provided today an update for operations in France and Turkey, and announced that a contract for the turnkey construction and installation of production platforms in the South Akcakoca Sub-basin project has been awarded to Momentum Engineering.

France

The Charmottes-111H horizontal well, which was drilled through the fractured limestone Dogger formation, produced 800 barrels of 36° oil each day for six days during testing through a ½” choke with no associated water. Due to local requirements, the production and testing were limited to daylight hours. An actual production rate will be established once the well is connected to a nearby pipeline, which is estimated to take two months. Until then the well will be produced each day during daylight hours and production sold to the nearby refinery, which is approximately 10 kilometers away. Once the well is on production the flowrate will be adjusted to properly manage the reservoir.

In the Nemours permit, the La Tonnelle-1 has been producing 50 barrels of oil per day during testing. The well will continue to be tested through the remainder of this month. Toreador holds 50% interest in the well, which is being operated by Lundin Petroleum.

“As the results from our recent operations in France demonstrate,” said Toreador President and Chief Executive Officer G. Thomas Graves III, “there continue to be excellent opportunities to expand production and reserves through further exploration and development in the Paris Basin. France has been, and will continue to be, a key part of our international portfolio. Our technical team, based both in Dallas and Paris, has extensive experience in this area that dates back to the discovery of the Villeperdue Field in 1982.”

Toreador Provides Operational Update, January 26, 2006	Page 2 of 3

Turkey – South Akcakoca Sub-basin (SASB) project

The Joint Operating Committee for the SASB project met in Ankara earlier this week, and approved the engineering, procurement, installation and commissioning (EPIC) contract for the offshore production structures, which was awarded to Momentum Engineering in Dubai, UAE. The EPIC contract is for the turnkey construction and installation of two to four tripod production platforms in the South Akcakoca Sub-basin. The development of the project’s production and transportation infrastructure is continuing on schedule.

Offshore development drilling continues on the Ayazli and Akkaya structures. The re-drilling program has been completed successfully and the two jack-up rigs are now on the next two locations, at Dogu Ayazli (to the east of Ayazli) and on Akkaya. Drilling at both locations is expected to commence this week. It is expected that further development wells will be drilled once the current wells are completed and that Phase I of the SASB development project will conclude with a least eight wells drilled and completed.  Production from these wells remains on schedule for the second half of 2006.  Phase II of the SASB development project will begin early in the second quarter of 2006 with the drilling of two wells in deeper waters using the semi-submersible Atwood “Southern Cross.”

Graves commented, “Toreador and its partners in the South Akcakoca Sub-basin project continue to achieve important milestones in our plan to deliver first production in the second half of this year. We expect to award the contract for construction of the subsea pipelines and to begin construction of the onshore production facilities later in the quarter.”

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Turkey, Romania and Hungary. In the United States, Toreador primarily owns working interests in five states. More information about Toreador may be found at the company's web site, www.toreador.net.

Safe-Harbor Statement -- Except for the historical information contained herein, the matters set forth in this news release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the "safe-harbor" provisions of those Acts. Many important risks, factors and conditions may cause Toreador's actual results to differ materially from those discussed in any such forward-looking statement. These risks

Toreador Provides Operational Update, January 26, 2006	Page 3 of 3

include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Toreador to obtain additional capital, and other risks and uncertainties described in the company's filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

CONTACTS:

Toreador Resources
Stewart P. Yee, VP Investor Relations

214-559-3933 or 800-966-2141